SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2007

Blackbaud, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina 29492
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 13, 2007, the Board of Directors (the “Board”) of Blackbaud, Inc. appointed Timothy Chou as a member of its Board. Mr. Chou will hold office until Blackbaud’s 2008 Annual Meeting of Stockholders or until his successor is elected and qualified. Mr. Chou was also appointed to the Compensation Committee of the Board.

The Nominating and Corporate Governance Committee of the Board (the “Committee”) conducted the search for director candidates. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence. After reviewing several director candidates, the Committee recommended Mr. Chou for appointment to the Board. There were no arrangements or understandings between Mr. Chou and any other person pursuant to which Mr. Chou was appointed as a director.

Mr. Chou is a co-founder of Openwater Networks, Inc. Previously he served as President of Oracle On Demand, a division of Oracle Corp (ORCL), which provides software on demand to the Global Fortune 2000, from November 1999 to January 2005. He authored the book “The End of Software” and is widely regarded as an industry leader in software as a service.

He has also served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and numerous management positions at Tandem Computers. Mr. Chou has served on the Board of Directors of Embarcadero Technologies (EMBT), since July 2000 and was also on the advisory board for WebEx, Inc. recently acquired by Cisco. He has been a lecturer in computer science at Stanford University for more than 15 years, and most recently launched the first class in software as a service. Mr. Chou holds a bachelor’s degree in electrical engineering from North Carolina State University and a master’s and doctoral in electrical engineering from the University of Illinois Urbana-Champaign.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: June 18, 2007	/s/ Timothy V. Williams
Timothy V. Williams, Senior Vice President and Chief Financial Officer